EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Blount International, Inc. on Form S-3 (File No. 33-46543), Form S-8 (File No. 33-51580), and Form S-8 (File No. 33-56801) of our report dated April 11, 1996, on our audits of the consolidated financial statements and financial statement schedules of Blount International, Inc. and subsidiaries as of the last day of February 1996 and 1995, and for each of the three years in the period ended February 29, 1996, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.


Atlanta, Georgia
April 11, 1996